Exhibit 99.1

22nd Century Group Preliminarily Reports Fourth Quarter and Full Year 2025 Financial Results

Balance sheet strength, ended 2025 with $7.1 million in cash and debt free, supports transition to growth

Continued VLN® commercial expansion drives shift toward higher margin proprietary branded products

MOCKSVILLE, N.C., February 20, 2026 —22nd Century Group, Inc. (Nasdaq: XXII), the only tobacco products company that has for 27 years led and continues to lead the fight against the harms of smoking driven by nicotine addiction, today announced select, preliminary and unaudited financial results and operating metrics for the fourth quarter and full year ended December 31, 2025. The company anticipates releasing fourth quarter and full year 2025 earnings on or before March 31, 2026, and will host a conference call for investors and financial analysts. The final date and details of the conference call will separately be released.

Preliminary Results

All figures reported below are preliminary and subject to change as a result of the year end audit process and reflect continuing operations, excluding discontinued operations.

●	The Company expects fourth quarter 2025 net revenues of approximately $3.6 million compared with $4.0 million in the third quarter of 2025. The Company expects 2025 net revenues of approximately $17.6 million compared with 2024 net revenues of $24.4 million.
●	Total cartons shipped during the fourth quarter 2025 were approximately 0.3 million, compared with 0.5 million cartons shipped in the third quarter of 2025. Total cartons shipped during 2025 were approximately 2.1 million, compared with 2.1 million in 2024.
●	The Company expects fourth quarter 2025 gross loss of approximately $0.8 million, compared to $1.1 million in the third quarter of 2025.The Company expects 2025 gross loss of approximately $3.1 million compared to $2.4 million in 2024.
●	The Company expects fourth quarter 2025 operating loss of approximately $2.8 million, compared to $3.2 million in the third quarter of 2025. The Company expects 2025 operating loss of $11.6 million compared with $14.0 million in 2024.
●	The Company expects net loss from continuing operations of approximately $2.8 million, compared to net loss from continuing operations of $3.8 million in the third quarter of 2025. The Company expects 2025 net loss from continuing operations of approximately $13.1 million compared to $15.5 million in 2024.
●	Cash and equivalents were $7.1 million at year end. Additionally, the Company had zero long-term debt, having extinguished its remaining senior secured debt in full during 2025.
●	The Company expanded on-hand inventory quantities during the fourth quarter, increasing to $4.3 million from $2.0 million at third quarter end, reflecting harvest of the 2025 in reduced nicotine content tobacco leaf crop.

“I am pleased with the steps taken during 2025 including exiting the unprofitable high volume revenues streams to improve our financial footing. We ended the year debt free, with an improved cost efficient operating model and we are well-funded for our near-term needs as we continue transitioning into growth.” said Larry Firestone, Chief Executive Officer of 22nd Century Group. As we enter 2026, we do so with a clear strategic focus and a much stronger financial and operational foundation and will begin to see the groundwork laid after our fourth quarter launch of VLN® and Partner VLN® brands in the market which will begin to take shape in our financial results. Our priorities include expanding VLN® product distribution and consumer awareness, continuing disciplined cost management and capital allocation, advancing toward profitability as higher-margin revenues scale. We remain aligned and actively engaged with the FDA and public-health stakeholders that drive health and wellness initiatives for smokers.”

Preliminary Financial Information

This news release includes financial information that is preliminary and has been prepared internally by management, and has not been audited, reviewed or compiled by our independent registered public accounting firm. 22nd Century Group’s actual results remain subject to the completion of management’s final review and other closing and audit procedures and may differ materially from such financial information included in this news release due to the completion of our financial closing procedures, audit procedures and final adjustments. These preliminary estimates are not a comprehensive statement of our financial results for the fourth quarter or full fiscal year ended December 31, 2025, and should not be viewed as a substitute for full financial statements prepared in accordance with GAAP. Accordingly, you should not place undue reliance on these preliminary financial results.

About 22nd Century Group, Inc.

22nd Century Group is pioneering the tobacco harm reduction movement by enabling smokers to take control of their nicotine consumption.

Our Technology is Tobacco

Our proprietary non-GMO reduced nicotine tobacco plants were developed using our patented technologies that regulate alkaloid biosynthesis activities resulting in a tobacco plant that contains 95% less nicotine than traditional tobacco plants. Our extensive patent portfolio has been developed to ensure that our high-quality tobacco can be grown commercially at scale. We continue to develop our intellectual property to ensure our ongoing leadership in the tobacco harm reduction movement.

Our Products

We created our flagship product, the VLN® cigarette using our low nicotine tobacco, to give traditional cigarette smokers an authentic and familiar alternative in the form of a combustible cigarette that helps them take control of their nicotine consumption. VLN® cigarettes have 95% less nicotine compared to traditional cigarettes and have been proven to allow consumers to greatly reduce their nicotine consumption.

VLN® and Helps You Smoke Less® are registered trademarks of 22nd Century Limited LLC.

Learn more at xxiicentury.com, on X (formerly Twitter), on LinkedIn, and on YouTube.

Learn more about VLN® at tryvln.com.

Cautionary Note Regarding Forward-Looking Statements

Except for historical information, all of the statements, expectations, and assumptions contained in this press release are forward-looking statements, including but not limited to our full year business outlook. Forward-looking statements typically contain terms such as “anticipate,” “believe,” “consider,” “continue,” “could,” “estimate,” “expect,” “explore,” “foresee,” “goal,” “guidance,” “intend,” “likely,” “may,” “plan,” “potential,” “predict,” “preliminary,” “probable,” “project,” “promising,” “seek,” “should,” “will,” “would,” and similar expressions. Forward-looking statements include, but are not limited to, statements regarding (i) our expected results of operations for the quarter and year ended December 31, 2025, (ii) our cost reduction initiatives, (iii) our expectations regarding regulatory enforcement, including our ability to receive an exemption from new regulations, and (iv) our financial and operating performance. Actual results might differ materially from those explicit or implicit in forward-looking statements. Important factors that could cause actual results to differ materially are set forth in “Risk Factors” in the Company’s Annual Report on Form 10-K filed on March 20, 2025, and Quarterly Reports on Form 10-Q on May 13, 2025, August 14, 2025, and November 4, 2025. All information provided in this release is as of the date hereof, and the Company assumes no obligation to and does not intend to update these forward-looking statements, except as required by law.

Investor Relations & Media Contact

Matt Kreps

Investor Relations

22nd Century Group

investorrelations@xxiicentury.com

214-597-8200